Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Suzanne Keen, Media Relations

Lynn Schweinfurth or Laura Conn, Investor Relations

(800) 775-7290	(972) 770-7228, (972) 770-5810

BRINKER INTERNATIONAL REPORTS 22 PERCENT INCREASE

IN THIRD QUARTER FISCAL 2006 EPS FROM CONTINUING OPERATIONS

DALLAS (April 25, 2006) – Brinker International, Inc. (NYSE: EAT) announced fiscal 2006 third-quarter earnings per diluted share from continuing operations increased 22 percent to $0.73 from $0.60 in the prior year. Included in this figure are gains and restructuring charges of $0.08 and incremental equity-based compensation expense of $0.06. Prior to special items, earnings per diluted share from continuing operations increased 20 percent to $0.71 from $0.59 in the prior year (reconciliation included in Table 3.)

Highlights for the quarter included:

•                  Opened 37 new system restaurants;

•                  Grew revenues 12.6 percent over the prior year;

•                  Increased net income 17.4 percent over the prior year;

•                  Closed the sale of Corner Bakery Café;

•                  Refranchised six Chili’s Grill & Bar and two On The Border Mexican Grill & Cantina restaurants with development commitments to build a total of 24 new restaurants;

•                  Executed additional domestic development commitments to build four Chili’s Grill & Bar and six On The Border Mexican Grill & Cantina restaurants;

•                  Signed a development agreement for 10 Chili’s restaurants in the United Arab Emirates;

•                  Declared and paid a quarterly dividend of $0.10 per share;

•                  Increased share repurchase authorization by $150 million; and

•                  Repurchased 2.1 million common shares.

Revenue Growth

Brinker reported revenues for the 13-week period of $1,092.8 million, an increase of 12.6 percent compared with $970.5 million reported for the same period of fiscal 2005(1). These revenue gains were primarily driven by a 2.7 percent increase in comparable store sales (see Table 1) and restaurant capacity growth of 7.4 percent. The company and its franchisees opened 37 restaurants in the third quarter, excluding Corner Bakery.

(1) Revenues exclude Corner Bakery.

Table 1:  Q3 comparable store sales

Q3 06 and Q3 05, company and four reported brands; percentage

	Q3 06 Comp-Store Sales	Q3 05 Comp-Store Sales	Q3 06 Price Increase	Q3 06 Mix-Shift
Brinker International	2.7	3.2	3.2	2.1
Chili’s	3.4	4.1	3.5	3.1
Macaroni Grill	(0.3)	(1.1)	2.2	(0.5)
On The Border	1.8	4.0	2.8	2.0
Maggiano’s	5.0	3.3	2.9	0.0

March 2006 Comparable Store Sales

For the four-week period ending March 29, 2006, comparable store sales decreased 0.3 percent(2),(3) (see Table 2).

Table 2: Month of March comparable store sales

Mar 06 and Mar 05; Percentage

	Mar 06 Comp-Store Sales	Mar 05 Comp-Store Sales	Mar 06 Price Increase	Mar 06 Mix-Shift
Brinker International	(0.3)	3.6	3.0	2.6
Chili’s	0.4	4.4	3.3	3.3
Macaroni Grill	(3.3)	0.9	2.1	0.6
On The Border	(0.6)	2.7	2.9	2.8
Maggiano’s	2.6	4.1	2.9	0.4

Operating Performance

Cost of sales, as a percent of revenues, improved from 28.4 percent to 28.1 percent or 30 basis points for the quarter compared to the prior year. The decrease was due primarily to favorable menu price changes, partially offset by product mix shifts and commodity prices.

Restaurant expenses, as a percent of revenues, improved from 54.6 percent to 53.8 percent compared to the prior year, primarily driven by sales leverage, reductions in repair and maintenance costs, and net refranchising gains of $7.0 million, partially offset by incremental equity-based compensation of $2.2 million and higher utility rates.

(2) Comparable store sales exclude Corner Bakery sales.

(3) March 2006 comparable store sales were positively impacted by 1.5% as a result of the shift of the Easter Holiday to third quarter 2006 from the fourth quarter 2005.

Depreciation and amortization for the third quarter fiscal 2006 compared to 2005 increased $3.1 million. The change was primarily driven by new restaurants, asset replacements and remodel additions.

General and administrative expense increased $21.2 million for the quarter, which was primarily driven by performance-based compensation that was not paid in the prior year and incremental equity-based compensation in 2006.

The effective income tax rate related to continuing operations decreased to 30.9% for the current quarter as compared to 32.2% for the same quarter last year. The decrease was due to the income tax benefit of $1.6 million related to the final disposition of the company’s interest in Rockfish Seafood Grill. This benefit was partially offset by stock-based compensation related to the impact of incentive stock options that are deductible when exercised.

Share Repurchases

The company repurchased 2.1 million shares for approximately $85.4 million during the third quarter. Year-to-date, the company has repurchased 6.4 million shares for approximately $252.5 million. At the end of the quarter, approximately $172.7 million remains available under the company’s share authorizations.

Special Items

Table 3:  Reconciliation of income from continuing operations and description of special items

Q3 06 and Q3 05; $ millions and $ per diluted share after-tax

Item	Income Statement Line	$ Q3 06	Per Share Q3 06	$ Q3 05	Per Share Q3 05
Income from Continuing Operations		63.1	0.73	54.9	0.60
Refranchising Gains	Restaurant Expenses	(4.4)	(0.05)	(1.3)	(0.01)
Equity-Based Compensation(4)	Restaurant Expenses	1.7	0.02
Equity-Based Compensation(4)	General & Administrative	3.4	0.04
Restructuring Gains and Charges(5)	Restructure & Other	(2.3)	(0.03)	0.2	0.00
Total Special Items		(1.6)	(0.02)	(1.1)	(0.01)
Income from Continuing Operations, before Special Items		61.5	0.71	53.8	0.59

Fourth Quarter and Full Fiscal Year 2006 Forecast

The company’s initial estimate for fourth quarter fiscal 2006 earnings per diluted share from continuing operations is $0.65 to $0.68, which includes incremental equity-based compensation expense of approximately $6.6 million ($5.1 million after tax), or earnings

(4) This incremental expense relates to adopting FAS 123(R) at the beginning of fiscal year 2006.

(5) Restructuring gains and charges in fiscal 2006 include a $1.1 million gain associated with the final disposition of Rockfish and related tax benefit of $1.6 million. Restructuring gains and charges also consist of other gains and expenses related to impairments and restaurant closures.

per diluted share of $0.06. Excluding incremental equity-based compensation, the estimate is $0.71 to $0.74 per diluted share. This guidance excludes certain gains and charges.

The company anticipates full-year fiscal 2006 earnings per diluted share from continuing operations to be $2.17 to $2.20, which includes incremental equity-based compensation expense for the year of approximately $32 million ($25 million after tax), or earnings per diluted share of approximately $0.28. Excluding incremental equity-based compensation, the estimate is $2.45 to $2.48 per diluted share, representing 16 percent to 18 percent earnings per diluted share growth. This guidance excludes certain gains and charges.

Web-cast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter and an outlook for future periods. The call will be broadcast live on the Brinker Web site (http://www.brinker.com) at 9:30 a.m. CST today (Apr. 25). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day on May 24, 2006.

Forward Calendar

Third Quarter 10-Q Filing on or before May 8, 2006.

Period 10 (April) sales on May 10, 2006, after the market closes.

At the end of the third quarter of fiscal 2006, Brinker International either owned, operated, or franchised 1,580 restaurants under the names Chili’s Grill & Bar (1,161 units), Romano’s Macaroni Grill (240 units), Maggiano’s Little Italy (37 units), and On The Border Mexican Grill & Cantina (142 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures, the seasonality of the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

# # #

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 29,	March 30,	March 29,	March 30,
	2006	2005	2006	2005

Revenues	$1,092,790	$970,452	$3,077,769	$2,751,138

Operating Costs and Expenses:
Cost of sales	307,205	275,699	869,668	778,669
Restaurant expenses (a)	587,950	529,665	1,686,093	1,520,183
Depreciation and amortization	48,357	45,219	142,670	133,790
General and administrative (b)	53,735	32,573	152,540	110,751
Restructure charges and other impairments	(529)	350	1,950	51,182
Total operating costs and expenses	996,718	883,506	2,852,921	2,594,575

Operating income	96,072	86,946	224,848	156,563

Interest expense	5,630	5,920	17,195	20,066
Other, net	(939)	77	(1,123)	1,612

Income before provision for income taxes	91,381	80,949	208,776	134,885

Provision for income taxes (c)	28,250	26,046	67,833	23,486

Income from continuing operations	63,131	54,903	140,943	111,399

Income (loss) from discontinued operations, net of taxes	1,626	241	(1,555)	(943)

Net income	$64,757	$55,144	$139,388	$110,456

Basic net income per share:
Income from continuing operations	$0.74	$0.62	$1.63	$1.26
Income (loss) from discontinued operations	$0.02	$0.01	$(0.02)	$(0.01)
Net income per share	$0.76	$0.63	$1.61	$1.25

Diluted net income per share:
Income from continuing operations	$0.73	$0.60	$1.60	$1.19
Income (loss) from discontinued operations	$0.02	$0.00	$(0.01)	$(0.01)
Net income per share	$0.75	$0.60	$1.59	$1.18

Basic weighted average shares outstanding	85,245	88,109	86,332	88,458

Diluted weighted average shares outstanding	86,788	91,769	87,852	95,621

(a)          Current year restaurant expenses include incremental equity-based compensation of $2.2 million and $7.4 million for the third quarter and year-to-date, respectively, and net refranchising gains of $7.0 million in the third quarter.

Prior year restaurant expenses include a refranchising gain totaling $2.0 million recorded in the third quarter, a $17.3 million charge recorded in the second quarter related to the IRS settlement, and a refranchising gain totaling $3.8 million recorded in the first quarter.

(b)         Current year general and administrative expenses include incremental equity-based compensation of $4.4 million and $17.5 million for the third quarter and year-to-date, respectively.

(c)          Prior year provision for income taxes includes a $16.9 million benefit recorded in the second quarter related to the IRS settlement.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 29,	June 29,
	2006	2005
	(Unaudited)
ASSETS
Current assets of continuing operations	$234,871	$233,123
Current assets of discontinued operations	—	79,842
Net property and equipment	1,749,566	1,646,466
Total other assets	190,001	196,693
Total assets	$2,174,438	$2,156,124

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities of continuing operations	$525,197	$419,564
Current liabilities of discontinued operations	—	10,400
Long-term debt, less current installments	437,147	406,505
Other liabilities	163,861	219,373
Total shareholders’ equity	1,048,233	1,100,282
Total liabilities and shareholders’ equity	$2,174,438	$2,156,124

BRINKER INTERNATIONAL, INC.

UNITS SUMMARY

		Third Quarter
		Openings/	Third Quarter		Projected
	Total Units	Acquisitions	Closings/Sales	Total Units	Openings
	Dec. 28, 2005	Fiscal 2006(d)	Fiscal 2006(d)	Mar. 29, 2006(f)	Fiscal 2006
Company-Owned Units:
Chili’s	867	25	(8)	884	97-100
Macaroni Grill	224	3	(1)	226	6-7
Maggiano’s	37	—	—	37	4-5
On The Border	122	1	(2)	121	6-8
Corner Bakery (e)	89	2	(91)	—	—
	1,339	31	(102)	1,268	113-120

Franchise Units:
Chili’s	263	14	—	277	25-30
Macaroni Grill	14	—	—	14	4-5
On The Border	19	2	—	21	1-2
Corner Bakery (e)	3	—	(3)	—	—
	299	16	(3)	312	30-37

Total Units:
Chili’s	1,130	39	(8)	1,161	122-130
Macaroni Grill	238	3	(1)	240	10-12
Maggiano’s	37	—	—	37	4-5
On The Border	141	3	(2)	142	7-10
Corner Bakery (e)	92	2	(94)	—	—
	1,638	47	(105)	1,580	143-157

(d)         During the third quarter of fiscal 2006, the company sold six Chili’s restaurants and two On The Border restaurants to franchisees. The company and its franchisees opened a total of thirty-seven new restaurants, excluding Corner Bakery, during the quarter ended March 29, 2006.

(e)          In September 2005, the company entered into an agreement to sell Corner Bakery. As a result, Corner Bakery is presented as discontinued operations. The sale was completed in February 2006.

(f)            At March 29, 2006, the Company owned the land and buildings for 311 of the 1,268 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $268.8 million and $271.4 million, respectively.

FOR ADDITIONAL INFORMATION, CONTACT:

LYNN SCHWEINFURTH

INVESTOR RELATIONS

(972) 770-7228

6820 LBJ FREEWAY

DALLAS, TEXAS 75240